Exhibit 99.1

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FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye

Senior Vice President — Finance and
Chief Financial Officer
(336) 822-5305

ECONOMIC CONDITIONS DRIVE REVISION IN
OLD DOMINION FREIGHT LINE’S GUIDANCE FOR 2008

THOMASVILLE, N.C. — (December 23, 2008) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced that, due to difficult economic conditions, it is revising its guidance for earnings per diluted share for 2008 to a range of $1.73 to $1.76. Previously, the Company’s earnings guidance for 2008 was a range of $1.90 to $1.95. Old Dominion plans to report its financial results for fourth-quarter and full-year 2008 on January 29, 2009.

Earl Congdon, Executive Chairman of Old Dominion, said, “The primary cause of our revision in guidance is weakness in tonnage, as well as the continuing competitive pricing environment. In our third-quarter conference call, we noted that the comparable-period growth rate in tonnage, while positive, had declined each month of the third quarter, a trend that was continuing in early October. The trend accelerated throughout the fourth quarter and has been exacerbated in December by harsh winter weather in many parts of the United States. As a result, we estimate a 6% to 7% decrease in comparable-period tonnage for the fourth quarter. In addition, we expect a slight decline in revenue per hundredweight for the fourth quarter of 2008 in comparison to the same quarter of the prior year.

“In this environment, we remain committed to providing our customers with superior service, which we believe continues to be a key competitive differentiator for Old Dominion. While achieving this goal, however, we have focused on maintaining labor costs at appropriate levels for our revenue and on managing variable costs. Through this focus, as well as through our long-term initiatives to improve operating efficiency, we have offset a portion of the deleveraging impact on operations from decreased tonnage.

“With continuing positive cash flow from operations, Old Dominion has also maintained its strong financial position. We continue to expect our net debt to total capitalization to be within 30% to 32% at the end of 2008, and we have ample liquidity with approximately $175 million of available borrowing capacity on our revolving credit facility. In spite of our significant caution about short-term operating conditions, our financial strength positions us well for real estate or market share opportunities that may arise in the current environment.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements and uncertainty of the current credit markets; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

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